EXHIBIT 99.1

AutoZone 4th Quarter Same Store Sales Increase 6.2%; 4th Quarter EPS Increases to $40.51; Annual Sales of $16.3 Billion

MEMPHIS, Tenn., Sept. 19, 2022 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $5.3 billion for its fourth quarter (16 weeks) ended August 27, 2022, an increase of 8.9% from the fourth quarter of fiscal 2021 (16 weeks). Domestic same store sales, or sales for stores open at least one year, increased 6.2% for the quarter.

“Our results are a testament to our AutoZoners’ ongoing commitment to delivering exceptional customer service every day.  Our retail business performed well this quarter ending with positive same store sales on top of last year’s strong performance.  And, our commercial business growth continued to be exceptionally strong at 22%. The investments we have made in both inventory availability and technology are enhancing our competitive positioning.  We are optimistic about our growth prospects heading into our new fiscal year,”  said Bill Rhodes, Chairman, President and Chief Executive Officer.

For the quarter, gross profit, as a percentage of sales, was 51.5%, a decrease of 73 basis points versus the prior year. The decrease in gross margin was driven by accelerated growth in our Commercial business and a 28 basis point non-cash LIFO charge driven largely by rising freight costs. Operating expenses, as a percentage of sales, were 30.9% versus 31.0% last year.

Operating profit increased 5.7% to $1.1 billion. Net income for the quarter increased 3.1% over the same period last year to $810.0 million, while diluted earnings per share increased 13.4% to $40.51 from $35.72 in the year-ago quarter.

For the fiscal year ended August 27, 2022, sales were $16.3 billion, an increase of 11.1% from the prior year, while domestic same store sales were up 8.4%. Gross profit, as a percentage of sales, was 52.1% versus 52.8%. The decrease in gross margin was primarily attributable to the initiatives to accelerate growth in our Commercial business. Operating expenses, as a percentage of sales, were 32.0% versus 32.6%. For fiscal 2022, net income increased 11.9% to $2.4 billion and diluted earnings per share increased 23.1% to $117.19 from $95.19. Return on invested capital finished at 52.9%.

Under its share repurchase program, AutoZone repurchased 474 thousand shares of its common stock for $1 billion during the fourth quarter, at an average price of $2,111 per share. For the fiscal year, the Company repurchased 2.2 million shares of its common stock for $4.4 billion, at an average price of $1,964 per share. At year end, the Company had $1.058 billion remaining under its current share repurchase authorization.

The Company’s inventory increased 21.5% over the same period last year, driven by our growth initiatives and inflation. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $240 thousand versus negative $203 thousand last year and negative $216 thousand last quarter.

“We are committed to being the best place to shop for everyone’s automotive needs while delivering on our ongoing promise to be a great place to work. We believe our initiatives will drive growth in the new fiscal year. As we continue to prudently invest capital in our business, we remain steadfast in our long-term, disciplined approach to increasing operating earnings and cash flows while utilizing our balance sheet effectively,” said Rhodes.

Additionally, AutoZone announced today that Doug Brooks is not standing for re-election to the Company’s Board of Directors at the Annual Meeting of Stockholders to be held December 14, 2022. “AutoZone has truly benefited from Doug’s insightful guidance, tutelage, and service these past nine years. Doug’s efforts have contributed to helping make our Company what it is today. I thank him for his leadership and commitment to our Company, and I wish him well in his future endeavors,” said Rhodes.

During the fiscal year ended August 27, 2022, AutoZone opened 118 new stores and closed one in the U.S., opened 39 stores in Mexico and 20 stores in Brazil. As of August 27, 2022, the Company had 6,168 stores in the U.S., 703 in Mexico and 72 in Brazil for a total store count of 6,943.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in all stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Monday, September 19, 2022, beginning at 10:00 a.m. (ET) to discuss its fourth quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com and clicking on Investor Relations. Investors may also listen to the call by dialing (888) 506-0062, passcode 404601. In addition, a telephone replay will be available by dialing (877) 481-4010, replay passcode 46463 through October 3, 2022.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand, due to changes in fuel prices, miles driven or otherwise; energy prices; weather; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; the impact of public health issues, such as the ongoing global coronavirus pandemic; inflation; the ability to hire, train and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges in international markets; failure or interruption of our information technology systems; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; impact of tariffs; anticipated impact of new accounting standards; and business interruptions. Certain of these risks and uncertainties are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Company’s Annual Report on Form 10-K for the year ended August 28, 2021, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 4th Quarter Highlights - Fiscal 2022

Condensed Consolidated Statements of Operations
4th Quarter, FY2022
(in thousands, except per share data)
	GAAP Results
	16 Weeks Ended	16 Weeks Ended
	August 27, 2022	August 28, 2021

Net sales	$5,348,355	$4,913,484
Cost of sales	2,592,505	2,345,646
Gross profit	2,755,850	2,567,838
Operating, SG&A expenses	1,652,036	1,523,808
Operating profit (EBIT)	1,103,814	1,044,030
Interest expense, net	63,995	58,119
Income before taxes	1,039,819	985,911
Income tax expense	229,777	200,140
Net income	$810,042	$785,771
Net income per share:
Basic	$41.81	$36.72
Diluted	$40.51	$35.72
Weighted average shares outstanding:
Basic	19,373	21,400
Diluted	19,996	22,000

Fiscal Year 2022
(in thousands, except per share data)
	GAAP Results
	52 Weeks Ended	52 Weeks Ended
	August 27, 2022	August 28, 2021(1)

Net sales	$16,252,230	$14,629,585
Cost of sales	7,779,580	6,911,800
Gross profit	8,472,650	7,717,785
Operating, SG&A expenses	5,201,921	4,773,258
Operating profit (EBIT)	3,270,729	2,944,527
Interest expense, net	191,638	195,337
Income before taxes	3,079,091	2,749,190
Income taxes	649,487	578,876
Net income	$2,429,604	$2,170,314
Net income per share:
Basic	$120.83	$97.60
Diluted	$117.19	$95.19
Weighted average shares outstanding:
Basic	20,107	22,237
Diluted	20,733	22,799

(1)The 52 weeks ended August 28, 2021 was negatively impacted by pandemic related expenses, including Emergency Time-Off of approximately $43.0M (pre-tax)

Selected Balance Sheet Information
(in thousands)
	August 27, 2022	August 28, 2021

Cash and cash equivalents	$264,380	$1,171,335
Merchandise inventories	5,638,004	4,639,813
Current assets	6,627,984	6,415,303
Property and equipment, net	5,170,419	4,856,891
Operating lease right-of-use assets	2,918,817	2,718,712
Total assets	15,275,043	14,516,199
Accounts payable	7,301,347	6,013,924
Current liabilities	8,588,393	7,369,754
Operating lease liabilities, less current portion	2,837,973	2,632,842
Total debt	6,122,092	5,269,820
Stockholders' deficit	(3,538,913)	(1,797,536)
Working capital	(1,960,409)	(954,451)

AutoZone's 4th Quarter Highlights - Fiscal 2022

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)	Trailing 4 Quarters
	August 27, 2022	August 28, 2021
Net income	$2,429,604	$2,170,314
Add: Interest expense	191,638	195,337
Income tax expense	649,487	578,876
EBIT	3,270,729	2,944,527

Add: Depreciation and amortization	442,223	407,683
Rent expense(1)	373,278	345,380
Share-based expense	70,612	56,112
EBITDAR	$4,156,842	$3,753,702

Debt	$6,122,092	$5,269,820
Financing lease liabilities	310,305	276,054
Add: Rent x 6(1)	2,239,668	2,072,280
Adjusted debt	$8,672,065	$7,618,154

Adjusted debt to EBITDAR	2.1	2.0

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	Trailing 4 Quarters
	August 27, 2022	August 28, 2021
Net income	$2,429,604	$2,170,314
Adjustments:
Interest expense	191,638	195,337
Rent expense(1)	373,278	345,380
Tax effect(2)	(119,197)	(114,091)
Adjusted after-tax return	$2,875,323	$2,596,940

Average debt(3)	$5,712,301	$5,416,471
Average stockholders' deficit(3)	(2,797,181)	(1,397,892)
Add: Rent x 6(1)	2,239,668	2,072,280
Average financing lease liabilities(3)	284,453	237,267
Invested capital	$5,439,241	$6,328,126

Adjusted After-Tax ROIC	52.9%	41.0%

(1) The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the trailing four quarters ended August 27, 2022 and August 28, 2021

	Trailing 4 Quarters
(in thousands)	August 27, 2022	August 28, 2021
Total lease cost, per ASC 842, for the trailing four quarters	$470,563	$427,443
Less: Financing lease interest and amortization	(69,564)	(56,334)
Less: Variable operating lease components, related to insurance and common area maintenance	(27,721)	(25,729)

Rent expense for the trailing four quarters	$373,278	$345,380

(2) Effective tax rate over trailing four quarters ended August 27, 2022 and August 28, 2021 was 21.1%
(3)All averages are computed based on trailing five quarter balances

Other Selected Financial Information
(in thousands)
	August 27, 2022	August 28, 2021
Cumulative share repurchases ($ since fiscal 1998)	$30,092,422	$25,732,431
Remaining share repurchase authorization ($)	1,057,578	417,569

Cumulative share repurchases (shares since fiscal 1998)	152,508	150,288

Shares outstanding, end of quarter	19,126	21,138

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021

Depreciation and amortization	$140,858	$129,639	$442,223	$407,683

Cash flow from operations	1,228,021	1,288,196	3,211,135	3,518,543

Capital spending	303,041	246,114	672,391	621,767

AutoZone's 4th Quarter Highlights - Fiscal 2022
Condensed Consolidated Statements of Operations
Selected Operating Highlights

Store Count & Square Footage

16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Domestic:
Beginning stores	6,115	5,975	6,051	5,885
Stores opened	53	76	118	167
Stores closed	-	-	(1)	(1)
Ending domestic stores	6,168	6,051	6,168	6,051

Relocated stores	5	1	13	12

Stores with commercial programs	5,342	5,179	5,342	5,179

Square footage (in thousands)	40,653	39,727	40,653	39,727

Mexico:
Beginning stores	673	635	664	621
Stores opened	30	29	39	43
Ending Mexico stores	703	664	703	664

Brazil:
Beginning stores	58	47	52	43
Stores opened	14	5	20	9
Ending Brazil stores	72	52	72	52

Total	6,943	6,767	6,943	6,767

Square footage (in thousands)	46,435	45,057	46,435	45,057
Square footage per store	6,688	6,658	6,688	6,658

Sales Statistics
($ in thousands, except sales per average square foot)
16 Weeks Ended	16 Weeks Ended	Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Sales per average store	$762	$720	$2,329	$2,160
Sales per average square foot	$114	$108	$349	$325

Total Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$5,256,176	$4,830,136	$15,963,196	$14,381,712
% Increase vs. LY	8.8%	8.0%	11.0%	15.9%

Domestic Commercial
Total domestic commercial sales	$1,442,313	$1,182,626	$4,230,414	$3,345,450
% Increase vs. LY	22.0%	21.2%	26.5%	22.6%

Average sales per program per week	$17.0	$14.4	$15.5	$12.6
% Increase vs. LY	18.1%	18.0%	23.0%	18.9%

All Other, including ALLDATA
All other sales	$92,179	$83,348	$289,034	$247,873
% Increase vs. LY	10.6%	14.4%	16.6%	9.7%

16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Domestic same store sales	6.2%	4.3%	8.4%	13.6%

Inventory Statistics (Total Stores)
as of	as of
August 27, 2022	August 28, 2021
Accounts payable/inventory	129.5%	129.6%

($ in thousands)
Inventory	$5,638,004	$4,639,813
Inventory per store	812	686
Net inventory (net of payables)	(1,663,343)	(1,374,111)
Net inventory / per store	(240)	(203)

Trailing 5 Quarters
August 27, 2022	August 28, 2021
Inventory turns	1.5	x	1.5	x